                                                                  EXHIBIT 3.1(b)


                              ARTICLES OF AMENDMENT
                                       OF
                                NEORX CORPORATION



         Pursuant to RCW 23B.06.020, NeoRx Corporation, a Washington corporation, hereby states that the Designation of Rights and Preferences of Series 3 Convertible Preferred Stock attached hereto as Exhibit A duly adopted by the Board of Directors of the corporation on March 28, 1997.

         These Articles of Amendment are executed by said corporation by its duly authorized officer.

         DATED: March 31, 1997

                                                NEORX CORPORATION


                                                By  /s/ Richard L. Anderson
                                                  ------------------------------
                                                    Richard L. Anderson
                                                    Senior Vice President

                                                                       EXHIBIT A



                    DESIGNATION OF RIGHTS AND PREFERENCES OF
                      SERIES 3 CONVERTIBLE PREFERRED STOCK

         A series of Preferred Stock is hereby designated as Series 3 Convertible Preferred Stock which series shall consist of 120,000 shares, par value $.02 per share (the "Series 3 Shares"), and which shall have the rights, preferences, privileges and limitations as set forth below:

                           (1) Dividends. The holders of the Series 3 Shares
                  shall be entitled to a dividend of seven percent (7%) per annum of the Stated Value (as defined below), on a cumulative basis. Dividends on the Series 3 Shares shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance and shall be payable quarterly on January 1, April 1, July 1, and October 1 of each year commencing July 1, 1997 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Company on such dividend payment dates. Dividends on the Series 3 Shares shall be paid in cash or subject to the limitations in this Section 1, shares of Common Stock of the Company or any combination of cash and shares of Common Stock, at the option of the Company as hereinafter provided. The amount of the dividends payable per share of Series 3 Shares for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of 12% per annum until paid. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Company ranking junior as to dividends to the Series 3 Shares (collectively, the "Junior Dividend Stock"), shall be paid or set apart for payment on any shares of Junior Dividend Stock, and no purchase, redemption, or other acquisition shall be made by the Company of any shares of Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series 3 Shares and interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment.

                           If the Company elects in the exercise of its sole
                  discretion to issue shares of Common Stock in payment of dividends on the Series 3 Shares, the Company shall issue and dispatch, or cause to be issued and dispatched, by the third trading day after such dividend payment date to each holder of such shares a certificate representing the number of whole shares of Common Stock arrived at by dividing the Average Market Price of one share of Common Stock for the five consecutive trading days ending one trading day prior to such dividend payment date into the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series 3 Shares held by such holder which are being paid in shares of Common Stock were being paid in cash; provided, however, that if certificates representing shares of Common Stock are issued and dispatched to holders of Series 3 Shares subsequent to the fifth trading day after a dividend payment date, such Average Market Price for such five trading day period shall be reduced by one percent for each trading day after the third trading day following such dividend payment date to the date of dispatch of shares of Common Stock. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Company shall pay cash in an amount equal to the product of (x) the Average Market Price of one share of Common Stock for the five consecutive trading days ending one trading day prior to such dividend payment date times (y) the fraction of a share of Common Stock which would otherwise be issuable by the Company. The Company shall not exercise its right to issue shares of Common Stock in payment of dividends on Series 3 Shares if:

                                    (i)   the number of shares of Common Stock
                  at the time authorized, unissued and unreserved for all purposes, or held in the Company's treasury, is insufficient to pay the portion of such dividends to be paid in shares of Common Stock;

                                    (ii)  the issuance or delivery of shares of
                  Common Stock as a dividend payment would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained;

                                    (iii) the shares of Common Stock to be
                  issued as a dividend payment have not been authorized for listing, upon official notice of issuance, on any securities exchange or market on which the Common Stock is then listed; or have not been approved for quotation if the Common Stock is traded in the over-the-counter market;

                                    (iv) the Average Market Price of one share
                  of Common Stock for the five consecutive trading days ending one trading day prior to the applicable dividend payment date is less than the par value of one share of Common Stock;

                                    (v)  the shares of Common Stock (A) cannot
                  be sold or transferred without restriction by unaffiliated holders who receive such shares of Common Stock as a dividend payment or (B) are no longer listed on a national securities exchange, on the Nasdaq National Market or the Nasdaq SmallCap Market;

                                    (vi) after giving effect to such
                  distribution, the number of shares of Common Stock beneficially owned by such holder and all other holders whose holdings would be aggregated with such holder for purposes of calculating beneficial ownership in accordance with Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder ("Sections 13(d) and 16"), including, without limitation, any person serving as an adviser to any holder (collectively, the "Related Persons"), would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16). The Company shall not issue any fraction of a share of Common Stock in payment of a dividend, but shall pay cash therefor. The Company shall, so long as any of the Series 3 Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to pay dividends hereunder. Every reference herein to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company, $.02 par value, as such stock exists immediately after the issuance of the Series 3 Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

                           "Average Market Price" of any security for any period
                  shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the National Association of Securities Dealers Automated Quotation National Market System (the "Nasdaq-NMS"), or, if the Nasdaq-NMS is not the principal trading market for such security, on the principal trading market for such security (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period or between the end of such period and the date of conversion or dividend payment, as applicable); provided, however, that if on any date there shall be no reported closing bid price of such security, the closing bid price of such security on such date shall be deemed to be the closing bid of such security on the date next preceding such date on which a closing bid price for such security has been so reported; provided further, however, that if on any date there shall be no reported closing bid price of such security and at the time the closing bid price for such date is being determined that shall be known a closing bid price so reported for the date next subsequent to such date on which a closing bid price shall have been so reported, then the closing bid price of such security on such date for which there shall have been no reported closing bid price shall be the lower of (x) the closing bid price of such security as determined pursuant to the second proviso to this definition and (y) the closing bid price as so reported for such succeeding day for which a closing bid price as so reported is known.

                           (2) Conversion of Series 3 Shares. The holders of the
                  Series 3 Shares shall have the right, at their option, except with respect to mandatory conversions pursuant to Section 2(j) below, to convert the Series 3 Shares into shares of Common Stock on the following terms and conditions:

                                    (a)(i) Each Series 3 Share shall be
                  convertible, at any time after the earlier of (A) 60 days after the date of issuance or (B) the effective date of the Registration Statement (the "Registration Statement") filed by the Company pursuant to the Registration Rights Agreements between the Company and the original purchasers of the Series 3 Shares (the "Registration Rights Agreements"), into the number of fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock determined by dividing the Stated Value by the conversion price (the "Conversion Price") in effect at the time of conversion determined as hereinafter provided; provided, however, that in no event shall any holder be entitled to convert in excess of that number of Series 3 Shares which, after giving effect to such conversion, would result in the number of shares of Common Stock beneficially owned by such holder and all Related Persons exceeding four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16). Each Series 3 Share shall have a value of One Hundred Dollars ($100) (the "Stated Value") for the purpose of such conversion. If Series 3 Shares are called for redemption as provided in Section (4), such shares shall be convertible at the option of the holder at any time after the date specified above and prior to the close of business on the fifth full business day prior to the date set for such redemption, unless default shall be made by the Company in providing the funds for the payment of the redemption price in which case such Series 3 Shares shall be so convertible once again after such default.


                                    (ii) So long as the Company shall be in
                  compliance in all material respects with its obligations to the holders of the Series 3 Shares (including its obligations under the Registration Rights Agreements and the provisions of this Designation of Rights and Preferences) and so long as the Registration Statement filed by the Company pursuant to the Registration Rights Agreements shall be effective, commencing on the date which is 91 days (subject to extension as provided herein) after the effective date of the Registration Statement filed by the Company pursuant to the Registration Rights Agreements, the Company shall have the right to cause the conversion of a portion of the Series 3 Shares into Common Stock by written notice to the holders of the Series 3 Shares given not less than 20 days and not more than 60 days prior to the conversion date fixed in the notice.

                                    The amount of Series 3 Shares which the
                  Company shall have the right to cause to be converted during each of the following periods shall be the number of shares determined based on the following percentages (which shall be cumulative) of the number of Series 3 Shares originally issued by the Company:

                    Period Subsequent to
               Effective Date of Registration      Cumulative Percentage
                          Statement
                     91 days to 180 days                  25%

                     181 days to 270 days                 50%

                     271 days to 360 days                 75%

                   361 days and thereafter                100%

                                    The number of Series 3 Shares held by each
                  holder of Series 3 Shares which the Company may cause to be converted in accordance with this Section 2(a)(ii) shall be determined pro rata based on the number of Series 3 Shares originally purchased by each holder of Series 3 Shares. The number of Series 3 Shares of each holder which the Company may cause to be converted in each instance shall be reduced by the number of Series 3 Shares converted by such holder (or such holder's direct or indirect transferor) prior to the conversion date fixed by the Company in its notice given hereunder. The number of shares of Common Stock issued upon conversion of each Series 3 Share pursuant to this Section (2)(a)(ii) shall be the same number of shares of Common Stock as would be issued upon conversion of such Series 3 Share by the holder on the conversion date under this Section 2(a)(ii) if the holder had converted such Series 3 Share pursuant to Section (2)(a)(i) on such date. If a Negotiation Notice or a Filing Notice (each as defined in the Registration Rights Agreements) shall have been given by the Company, then the number of days during which the holders are unable to use the Registration Statement filed by the Company pursuant to the Registration Rights Agreements or to sell securities of the Company, as the case may be, by reason of such Negotiation Notice or Filing Notice shall be added to the numbers of days for the periods shown in the table set forth above. Notwithstanding any other provision, in no event may the Company cause the conversion of Series 3 Shares if the Conversion Price would be the Conversion Price Floor. (b) The Conversion Price shall be eighty-five percent (85%) of the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date the Conversion Notice (as defined below) is received by the Transfer Agent (as defined below), subject to adjustment as provided herein; provided, however, in no event shall the Conversion Price be an amount less than $3.93 per share (such price to be subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of filing Articles of Amendment with the Secretary of State of the State of Washington) of Common Stock or, if at any time after the Registration Statement is first declared effective by the SEC the closing final price per share of Common Stock is at least $6.25 per share (such price to be subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of filing Articles of Amendment with the Secretary of State of the State of Washington) for ten consecutive trading days, then thereafter in no event shall the Conversion Price be an amount less than $4.41 per share (such price to be subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of filing Articles of Amendment with the Secretary of State of the State of Washington) of Common Stock (the applicable price being the "Conversion Price Floor") or more than one hundred twenty-five percent (125%) of the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the original issuance of the Series 3 Shares (the "Conversion Price Ceiling").

                                    (c)   The Conversion Price shall be reduced
                  by three percent (3%) (e.g., from 85% to 82% in the case of the first such adjustment for a full 30 days) for each 30 days or portion thereof while the following obligations of the Company remain unsatisfied:

                                    (i)   The Company has not filed the
                  Registration Statement with the Securities and Exchange Commission within fifteen (15) days after the date of original issuance of the Series 3 Shares, or the Registration Statement has not been declared effective within sixty (60) days after such date; or

                                    (ii)  The Corporation shall have failed to
                  request acceleration of the Registration Statement as and when required by Section 3(a) of the Registration Rights Agreements; or

                                    (iii) The Registration Statement ceases to
                  remain effective during the time period for which the Registration Rights Agreements obligate the Company to keep it effective; or

                                    (iv)  During the time period for which the
                  Registration Rights Agreements obligate the Company to keep the Registration Statement effective, the right of the holders of Series 3 Shares to sell Common Stock pursuant to the Registration Statement is suspended for any reason other than a Negotiation Event or a Filing Notice (each as defined in the Registration Rights Agreements).

                                    (d)   If the Company shall consolidate with
                  or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Series 3 Share shall thereafter be convertible into the number of shares of stock or securities (the "Resulting Securities") or property of the Company, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock delivered upon conversion of such Series 3 Share would have been entitled upon such Major Transaction, had the holder of such Series 3 Share exercised its right of conversion and had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification.

                                    (e) The Company shall not issue any fraction
                  of a share of Common Stock upon any conversion, but shall pay cash therefor at the Conversion Price then in effect multiplied by such fraction.

                                    (f) The right of the holders of Series 3
                  Shares to convert their shares shall be exercised by delivering (which may be done by telephone line facsimile transmission) to the conversion agent (the "Conversion Agent") appointed by the Company pursuant to the Securities Purchase Agreements entered into with the original purchasers of the Series 3 Shares (the "Purchase Agreements") a written notice, duly signed by or on behalf of the holder, stating the number of Series 3 Shares to be converted in the form specific in the Purchase Agreements (the "Conversion Notice"). If a holder of Series 3 Shares elects to convert any Series 3 Shares in accordance with Section (2)(a)(i) or the Company elects to cause any Series 3 Shares to be converted in accordance with
                  Section 2(a)(ii), such holder shall not be required to physically surrender the certificate(s) representing such shares of Series 3 Shares to the Company unless all of the Series 3 Shares represented thereby are so converted. Each holder of Series 3 Shares and the Company shall maintain records showing the number of shares so converted and the dates of such conversions or shall use such other method, satisfactory to such holder and the Company, so as to not require physical surrender of such certificates upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any Series 3 Shares evidenced by a particular certificate therefor are converted as aforesaid, the holder of Series 3 Shares may not transfer the certificate(s) representing such Series 3 Shares unless such holder first physically surrenders such certificate(s) to the Company, whereupon the Company will forthwith issue and deliver upon the order of such holder of Series 3 Shares new certificate(s) of like tenor, registered as such holder of Series 3 Shares (upon payment by such holder of Series 3 Shares of any applicable transfer taxes) may request, representing in the aggregate the remaining number of Series 3 Shares represented by such certificate(s). Each holder of Series 3 Shares, by acceptance of a certificate for such shares, acknowledges and agrees that (1) by reason of the provisions of this paragraph following conversion of any Series 3 Shares represented by such certificate, the number of Series 3 Shares represented by such certificate may be less than the number of shares stated on such certificate and, by reason of Section (4)(b), the number of shares of Common Stock from the Maximum Share Amount allocated to the Series 3 Shares represented by such certificate for purposes of conversion of such shares may be less than the number thereof on such certificate and (2) the Company may place a legend on the certificates for Series 3 Shares which refers to or describes the provisions of this paragraph. The Company shall pay any tax arising in connection with any conversion of Series 3 Shares except that the Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of Series 3 Shares being converted, and the Company shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid. The number of shares of Common Stock to be issued upon each conversion of Series 3 Shares shall be the number set forth in the applicable Conversion Notice which number shall be conclusive absent manifest error. The Company shall notify a holder who has given a Conversion Notice of any claim of manifest error within one business day after such holder gives such Conversion Notice and no such claim of error shall limit or delay performance of the Company's obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A Conversion Notice shall be deemed for all purposes to be in proper form unless the Company notifies a holder of Series 3 Shares being converted within one business day after a Conversion Notice has been given (which notice shall specify all defects in the Conversion Notice) and any Conversion Notice containing any such defect shall nonetheless be effective on the date given if the converting holder promptly undertakes in writing to correct all such defects.

                                    (g) If a holder shall have given a
                  Conversion Notice for Series 3 Shares or if the Company shall have caused the conversion of Series 3 Shares pursuant to
                  Section 2(a)(ii), the Company shall issue and deliver to such person certificates for the Common Stock issuable upon such conversion within three business days after such Conversion Notice is given and the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash, or other assets as herein provided. If a holder shall have given a Conversion Notice as provided herein, the Company's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by the converting holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the holder in connection with such conversion. If the Company fails to issue and deliver the certificates for the Common Stock to the holder converting Series 3 Shares pursuant to the first sentence of this paragraph as and when required to do so, in addition to any other liabilities the Company may have hereunder and under applicable law (1) the Company shall pay or reimburse such holder on demand for all out-of-pocket expenses including, without limitation, fees and expenses of legal counsel incurred by such holder as a result of such failure, (2) the percentage used for determining the Conversion Price applicable to such conversion shall be reduced by two-and-one-half percentage points from the percentage otherwise so used for such conversion and (3) such holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing) given at any time prior to delivery to such holder of the certificates for the shares of Common Stock issuable upon such conversion of Series 3 Shares, rescind such conversion, whereupon such holder shall have the right to convert such Series 3 Shares thereafter in accordance herewith.

                                    Series 3 Shares are outstanding, reserve and
                  keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series 3 Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series 3 Shares then outstanding.

                                    (i) The Company shall pay any and all taxes
                  which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series 3 Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Series 3 Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

                                    (j) So long as the Company shall be in
                  compliance in all material respects with its obligations to the holders of the Series 3 Shares (including its obligations under the Registration Rights Agreements and the provisions of this Designation of Rights and Preferences) and so long as the Registration Statement shall be effective, on the date (the "Mandatory Conversion Date") which is two years after the date of issuance of the Series 3 Shares, all of the outstanding Series 3 Shares shall be converted, in accordance with the provisions, and subject to the limitations, of this Section
                  (2), into shares of Common Stock to the extent the same are at such time convertible into shares of Common Stock. On the Mandatory Conversion Date all outstanding Series 3 Shares (or such lesser number of Series 3 Shares as are convertible into Common Stock on the Mandatory Conversion Date) shall be converted into such number of shares of Common Stock as shall be determined pursuant to this Section (2) as if the conversion of such number of Series 3 Shares were made by the holders thereof in accordance herewith without any further action on the part of the holders of such Series 3 Shares. Upon receipt by the Company of certificates for Series 3 Shares converted into shares of Common Stock in accordance with this Section (2)(j), the Company shall issue and, within three trading days after such surrender, deliver to or upon the order of such holder (i) that number of shares of Common Stock as shall be issuable in respect of the conversion of the number of Series 3 Shares converted, together with accrued and unpaid dividends thereon to the date of conversion and accrued and unpaid interest on dividends on such shares which are in arrears, into Common Stock as shall be determined in accordance herewith and (ii) a new certificate for the balance of Series 3 Shares, if any.

                           (3) Voting Rights. Holders of Series 3 Shares shall
                  have no voting rights, except as required by law.


                           (4) Redemption. (a) The Company may, at any time
                  subsequent to ninety (90) days after the issuance of the Series 3 Shares, redeem the whole or any part of the Series 3 Shares then outstanding at a redemption price per Series 3 Share equal to the greater of (i) the sum of (a) the sum of
                  (1) $100, (2) an amount equal to the accrued but unpaid dividends on such Series 3 Share, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears (determined as provided in Section (1) through the redemption date specified in the applicable notice of redemption plus (b) an amount equal to the product obtained by multiplying (x) the sum stated in the immediately preceding clause (a) times (y) the quotient (expressed as a percentage) obtained by dividing
                  (A) the amount determined by subtracting from 100 percent the percentage in effect on the redemption date specified in the applicable notice of redemption for purposes of computing the Conversion Price applicable to a conversion of Series 3 Shares on such date by (B) the percentage in effect on the redemption date specified in the applicable notice of redemption for purposes of computing the Conversion Price applicable to a conversion of Series 3 Shares on such date and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which would, but for the redemption pursuant to this Section (4)(a), be issuable on conversion in accordance with Section (2)(a) of one Series 3 Share and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears if a Conversion Notice were given by the holder of such Series 3 Share on such redemption date (determined without regard to any limitation on conversion contained in Section (2)(a)) times (y) the Average Market Price of the Common Stock for the five consecutive trading days ending one trading day prior to such redemption date.

                                    (1) In case of redemption of only part of
                  the Series 3 Shares at any time outstanding, the Company shall designate the amount of Series 3 Shares so to be redeemed and shall redeem such Series 3 Shares on a pro rata basis. Subject to the limitations and provisions herein contained, the Board of Directors shall have the power and authority to prescribe the terms and conditions upon which the Series 3 Shares shall be redeemed from time to time.

                                    (2) Notice of every redemption shall be
                  given by mail to every holder of record of any Series 3 Shares then to be redeemed, at least thirty (30), but no more than forty-five (45), days prior to the date fixed as the date for the redemption thereof, at the respective addresses of such holders as the same shall appear on the stock transfer books of the Company. The notice shall state that the Series 3 Shares shall be redeemed by the Company at the redemption price specified above, upon the surrender for cancellation, at the time and place designated in such notice, of the certificates representing the Series 3 Shares to be redeemed, properly endorsed in blank for transfer, or accompanied by proper instruments of assignment and transfer in blank, with signatures guaranteed, and bearing all necessary transfer tax stamps thereto affixed and cancelled. On and after the date specified in the notice described above, each holder of Series 3 Shares called for redemption shall be entitled to receive therefor the specified redemption price upon presentation and surrender at the place designated in such notice of the certificates for Series 3 Shares called for redemption, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and cancelled.

                                    (3) If the Company shall give notice of
                  redemption as aforesaid (and unless the Company shall fail to pay the redemption price of the Series 3 Shares presented for redemption in accordance with such notice), all Series 3 Shares called for redemption shall be deemed to have been redeemed on the date specified in such notice, whether or not the certificates for such Series 3 Shares shall be surrendered for redemption, and such Series 3 Shares so called for redemption shall from and after such date cease to represent any interest whatsoever in the Company or its property, and the holders thereof shall have no rights other than the right to receive such redemption price without any interest thereon from and after such date.

                             (b) Mandatory Redemption Based on Maximum Share Amount.

                                    (1) Notwithstanding any other provision
                  herein, unless the Stockholder Approval shall have been obtained from the stockholders of the Company or waived by the Nasdaq National Market (the "Nasdaq"), the Company shall not be required to issue upon conversion of Series 3 Shares more than 3,303,027 shares (such amount to be subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of filing these Articles of Amendment with the Secretary of State of the State of Washington) of Common Stock (the "Maximum Share Amount"), less the aggregate number of shares of Common Stock issued by the Company pursuant to Section (1) as dividends on the Series 3 Shares, upon conversion of Series 3 Shares pursuant to Section (2). The Maximum Share Amount shall be allocated among the Series 3 Shares at the time of initial issuance thereof pro rata based on the total number of authorized Series 3 Shares provided in these Articles of Amendment. Each certificate for Series 3 Shares initially issued shall bear a notation as to the number of shares constituting the portion of the Maximum Share Amount allocated to the Series 3 Shares represented by such certificate for purposes of conversion thereof. The Company shall maintain records which show the number of shares of Common Stock issued by the Company pursuant to Section (1) as dividends on the Series 3 Shares represented by each certificate, which records shall be controlling in the absence of manifest error. Upon surrender of any certificate for Series 3 Shares for transfer or reregistration thereof (or, at the option of the holder, for conversion pursuant to Section (2)(a) of less than all of the Series 3 Shares represented thereby), the Company shall make a notation on the new certificate issued upon such transfer or reregistration or evidencing such unconverted shares, as the case may be, as to the remaining number of shares of Common Stock from the Maximum Share Amount remaining available for conversion of the Series 3 Shares evidenced by such new certificate (including, without limitation, by taking into account the number of shares of Common Stock issued by the Company pursuant to Section (1) as a dividend on the Series 3 Shares represented by the certificate so surrendered and not previously reflected on the certificate so surrendered, as shown on the records maintained by the Company). If any certificate for Series 3 Shares is surrendered for split-up into two or more certificates representing an aggregate number of Series 3 Shares equal to the number of Series 3 Shares represented by the certificate so surrendered (as reduced by any contemporaneous conversion of Series 3 Shares represented by the certificate so surrendered), each certificate issued on such split-up shall bear a notation of the portion of the Maximum Share Amount allocated thereto determined by pro rata allocation from among the remaining portion of the Maximum Share Amount allocated to the certificate so surrendered. If any Series 3 Shares represented by a single certificate are converted in full pursuant to Section (2)(a), all of the portion of the Maximum Share Amount allocated to such Series 3 Shares which remains unissued after such conversion shall be reallocated pro rata to the outstanding Series 3 Shares held of record by the holder of record at the close of business on the date of such conversion of the Series 3 Shares so converted, and if there shall be no other Series 3 Shares held of record by such holder at the close of business on such date, then such portion of the Maximum Share Amount shall be allocated pro rata among the Series 3 Shares outstanding on such date.

                                    (2) The Company shall promptly, but in no
                  event later than five business days after the occurrence, give notice to each holder (by telephone line facsimile transmission at such number as such holder has specified in writing to the Company for such purposes or, if such holder shall not have specified any such number, by overnight courier or first-class mail, postage prepaid, at such holder's address as the same appears on the stock books of the Company) and any holder may at any time after the occurrence give notice to the Company, in either case, if on any ten trading days within any period of 20 consecutive trading days the Company would not have been required to convert Series 3 Shares of such holder in accordance with Section (2)(a) as a consequence of the limitations set forth in Section(4)(b)(1) had all outstanding Series 3 Shares held by such holder been converted into Common Stock on each such day, determined without regard to the limitation, if any, on such holder relating to beneficial ownership under Sections 13(d) and 16 which is contained in Section (2)(a) (any such notice, whether given by the Company or a holder, an "Inconvertibility Notice"). If the Company shall have given or been required to give any Inconvertibility Notice, or if a holder shall have given any Inconvertibility Notice, then within ten business days after such Inconvertibility Notice is given or was required to be given, the holder receiving or giving, as the case may be, the Inconvertibility Notice shall have the right by written notice to the Company (which written notice may be contained in the Inconvertibility Notice given by the holder) to direct the Company to redeem the portion of such holder's outstanding shares of Series A Convertible Preferred Stock (which, if applicable, shall be all of such holder's outstanding Series 3 Shares if all of such holder's Series 3 Shares are inconvertible as specified herein) as shall not, on the business day prior to the date of such redemption, be convertible into shares of Common Stock by reason of the limitations set forth in Section (4)(b)(1) (determined without regard to the limitation, if any, on such holder relating to beneficial ownership under Sections 13(d) and 16 which is contained in Section (2)(a)), within ten business days after such holder so directs the Company, at a price per share equal to the Share Limitation Redemption Price (as defined below) unless prior to the date the Corporation is required to redeem such Series 3 Shares the Company delivers a written notice to the holder otherwise so entitled to redemption of such Series 3 Shares stating that the Company has elected to seek the Stockholder Approval (a "Stockholder Approval Notice"). If a holder directs the Company to redeem outstanding Series 3 Shares and, prior to the date the Company is required to redeem such Series 3 Shares, the Company would have bee able, within the limitations set forth in Section
                  (4)(b)(1), to convert all of such holder's outstanding Series 3 Shares (determined without regard to the limitation, if any, on such holder relating to beneficial ownership under Sections 13(d) and 16 which is contained in Section(2)(a)) on any ten trading days within any period of 20 consecutive trading days commencing after the period of 20 consecutive trading days which gave rise to the applicable Inconvertibility Notice from the Company or such holder of Series 3 Shares, as the case may be, had all of such holder's outstanding Series 3 Shares been surrendered for conversion into Common Stock on each of such ten trading days within such 20 trading day period, then the Company shall not be required to redeem any Series 3 Shares by reason of such Inconvertibility Notice.

                                    (3) If the Company shall have given a
                  Stockholder Approval Notice, then the Company thereafter shall use its best efforts to convene a meeting of the stockholders of the Company or to seek written consents in lieu thereof to obtain the Stockholder Approval. If (x) the Stockholder Approval is sought but is not obtained at such meeting or any adjournment thereof (or through solicitation of written consents), (y) the Company abandons its efforts to obtain the Stockholder Approval or (z) the Stockholder

                  Approval is not obtained within 60 days after the earliest Inconvertibility Notice in respect of which Series 3 Shares have not been redeemed by reason of the Company's decision to seek the Stockholder Approval, then in each such case the Company shall thereafter promptly (but in no event more than ten days thereafter) redeem such portion (which shall be all, if all Series 3 Shares are not convertible by reason of the limitations in Section (4)(b)(1)) of the outstanding Series 3 Shares as shall not, on the business day prior to the date of such redemption, be convertible into shares of Common Stock by reason of the limitations set forth in Section (4)(b)(1), on and subject to the terms and conditions of this Section
                  (4)(b).

                                    (4) Notwithstanding the giving of any notice
                  by the Company to the holders of Series 3 Shares pursuant to Section (4)(a)(1) or the giving or the absence of any notice by holders of Series 3 Shares in response thereto or any redemption of Series 3 Shares pursuant to Section (4)(b)(2), thereafter the provisions of Section (4)(b)(2) shall continue to be applicable on any occasion unless the Stockholder Approval shall have been obtained from the stockholders of the Company or waived by the Nasdaq.

                                    (5) As used herein, the term "Share
                  Limitation Redemption Date" means each date on which the Company is required to redeem Series 3 Shares as provided in this Section(4)(b). On each Share Limitation Redemption Date, the Company shall make payment in immediately available funds of the applicable Share Limitation Redemption Price to such holder of Series 3 Shares to be redeemed to or upon the order of such holder as specified by such holder in writing to the Company at least one business day prior to such Share Limitation Redemption Date. If the Company is required to redeem all or any portion of a holder's outstanding Series 3 Shares pursuant to this Section (4)(b), the Company shall make payment to such holder of the shares of Series A Convertible Preferred Stock to be redeemed in respect of each share of Series A Convertible Preferred Stock to be redeemed of an amount equal to the greater of (i) the sum of (1) $100, (2) an amount equal to the accrued but unpaid dividends on such Series 3 Share, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears (determined as provided in Section (1) through the applicable Share Limitation Redemption Date plus (b) an amount equal to the product obtained by multiplying (x) the sum stated in the immediately preceding clause (a) times (y) the quotient (expressed as a percentage) obtained by dividing (A) the amount determined by subtracting from 100 percent the percentage in effect on the applicable Share Limitation Redemption Date for purposes of computing the Conversion Price applicable to a conversion of Series 3 Shares on such applicable Share Limitation Redemption Date by (B) the percentage in effect on the applicable Share Limitation Redemption Date specified in the applicable notice of redemption for purposes of computing the Conversion Price applicable to a conversion of Series 3 Shares on such applicable Share Limitation Redemption Date and (ii) the product obtained by multiplying (x) the number of shares of Common Stock which would be issuable upon conversion in accordance with Section (2)(a) of one Series 3 Share and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears if a Conversion Notice were given by the holder of such Series 3 Shares on the applicable Share Limitation Redemption Date (determined without regard to any limitation on conversion relating to beneficial ownership under Sections 13(d) and 16 which is contained in Section (2)(a)) times (y) the average Market Price of the Common Stock for the five consecutive trading days ending one trading day prior to the applicable Share Limitation Redemption Date (the "Share Limitation Redemption Price"). Upon redemption of less than all of the Series 3 Shares evidenced by a particular certificate, promptly, but in no event later than three business days after surrender of such certificate to the Company, the Company shall issue a replacement certificate for the shares of Series A Convertible Preferred Stock evidenced by such certificate which have not been redeemed. Only whole shares of Series A Convertible Preferred Stock may be redeemed.

                                    (6) As used in this Section (4)(b),
                  "Stockholder Approval" means the approval by a majority of the votes cast by the holders of shares of Common Stock (in person or by proxy) at a meeting of the stockholders of the Company (duly convened at which a quorum was present), or a written consent of holders of shares of Common Stock entitled to such number of votes given without a meeting, of the issuance by the Company of 20% or more of the outstanding Common Stock of the Company for less than the greater of the book or market value of such Common Stock on conversion of the Series A Convertible Preferred Stock, as and to the extent required under Rule 4460(i) of the Nasdaq (or any successor or replacement provision thereof).

                           (5) Liquidation, Dissolution, Winding Up. In the
                  event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series 3 Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings, available for distribution to its stockholders (the "Series 3 Funds"), before any amount shall be paid to the holders of the Common Stock or any other class or series of stock which ranks junior to the Series 3 Shares as to distribution of assets upon liquidation, dissolution or winding up of the Company, an amount equal to the Stated Value per Series 3 Share plus any accrued and unpaid dividends plus interest on dividends in arrears at the rate provided herein, provided that, if the Series 3 Funds are insufficient to pay the full amount due to the holders of Series 3 Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series 3 Shares as to payments of Series 3 Funds (the "Pari Passu Shares"), then each holder of Series 3 Shares and Pari Passu Shares shall receive a percentage of the Series 3 Funds equal to the full amount of Series 3 Funds payable to such holder as a percentage of the full amount of Series 3 Funds payable to all holders of Series 3 Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation nor merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series 3 Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

                           (6) Series 3 Rank. All shares of Common Stock shall
                  be of junior rank to all Series 3 Shares in respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series 3 Shares. The Series 3 Shares shall rank junior to the Company's Convertible Exchangeable Preferred Stock, Series 1, and on a parity with the Company's Series 2 Convertible Preferred Stock, in respect of dividends and distributions and payments upon the liquidation, dissolution or winding up of the Company. The Company may authorize and issue additional or other preferred stock which is of equal rank with the Series 3 Shares in respect of the preferences as to dividends and distributions and payments upon the liquidation, dissolution or winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Series 3 Shares shall maintain their relative powers, designations and preferences provided for herein.

                           (7) Vote to Change the Terms of Series 3 Shares. The
                  affirmative vote at a meeting duly called for such purpose on the written consent without a meeting of the holders of the not less than two-thirds (2/3) of the then outstanding Series 3 Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series 3 Shares.

                           (8) Amendments Upon Conversion or Redemption of
                  Outstanding Series 3 Shares. When, as a result of the conversion or redemption of the Series 3 Shares, no Series 3 Shares remain outstanding, the Board of Directors may, at its discretion and without a vote of the shareholders of the Company, withdraw this Designation in its entirety by providing for the filing of the applicable amendment or restatement of the Company's Restated Articles of Incorporation, and the Series 3 Shares designated hereby shall thereby return to the status of authorized but unissued and undesignated shares of Preferred Stock of the Company.